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                                                                   EXHIBIT 10.22

                               FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT

         Amendment, dated March 22, 2001 (the "Amendment"), by and between Hoenig & Co., Inc., a Delaware corporation (the "Company"), and Max H. Levine (the "Executive").

         WHEREAS, the Company and the Executive have previously entered into an Employment Agreement, dated October 8, 1998 (the "Employment Agreement"); and

         WHEREAS, the Company and the Executive desire to amend the Employment Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, the Company and the Executive hereby agree as follows:

         1. Section 1(c)(2) of the Employment Agreement is hereby deleted in its entirety and replaced by the following:

         "(2) In the event that an Assigned Account is reassigned to someone other than Executive pursuant to Section 1(c)(1), such Assigned Account shall not constitute a Client Account for purposes of determining the Bonus Pool under
Section 3(b) or any payment due Executive under Section 4(d)(2)."

         2. Section 3(b) of the Employment Agreement is hereby deleted in its entirety and replaced by the following:

         "(b) Annual Bonus. In addition to the Base Salary, for each fiscal year of the Company that ends during the Employment Period, beginning with the fiscal year starting January 1, 2001, the Executive shall be entitled to participate in a bonus pool (the "Bonus Pool"), the only other participant in which shall be Michael Levine (the "Other Pool Participant" and, together with the Executive, the "Pool Participants"). The Bonus Pool shall equal 30% of the amount of Net Pre-Tax Profits (as defined in Section 3(b)(1) herein) for such fiscal year, reduced by the amount of any payments made to the Participants in connection with a termination of employment during the fiscal year. The percentage of the Bonus Pool to be paid to the Executive shall be determined by the Compensation Committee of the Board in its sole discretion for each fiscal year during the Employment Period (the "Bonus Percentage " and, as applied to the Bonus Pool, the "Bonus Formula"); provided that the sum of the Bonus Percentages for both Pool Participants shall at no time be less than 100%. Upon any termination of employment of the Other Pool Participant during a fiscal year, the Bonus Percentage of the Executive shall automatically increase to 100% for periods beginning after such termination of employment. In addition, Executive shall be entitled to a

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minimum bonus award for each fiscal year that ends during the Employment Period of $150,000 (the "Minimum Bonus Award"). The Minimum Bonus Award and the Bonus Formula are collectively referred to herein as the "Bonus Award". To the extent necessary to avoid the limitation on the federal tax deductibility of the Bonus Award for any year under Section 162(m) of the Internal Revenue Code of 1986, as amended, payment thereof may, at the sole discretion of the Company, be either
(i) made pursuant to the Company's Section 162(m) Cash Bonus Plan or such other comparable plan adopted by the Company, the continued effectiveness of which may be contingent upon the approval of the Company's stockholders, or (ii) deferred to the first taxable year of the Company in which the payment would be fully deductible. Except as provided in the preceding sentence, the Bonus Award for a fiscal year shall be payable as soon as practicable after the release of the Company's audited financial statements for such fiscal year, but in no event later than 90 days after the end of the fiscal year. In the case of a deferral under Clause (ii) above, amounts deferred shall be credited with such interest and on such other terms as the Company and the Executive shall mutually agree.

         (1) "Net Pre-Tax Profits shall mean the amount, if any, determined in accordance with Generally Accepted Accounting Principles ("GAAP") consistently applied from year to year, by which the total gross equity commission revenues and underwriting designation revenues generated by client brokerage accounts which the Pool Participants are responsible for servicing, except for those accounts specified by the parties hereto, including the Assigned Accounts (collectively, "Client Accounts"), exceed all expenses incurred in generating such revenues, servicing those Client Accounts and in the operation and conduct of the Pool Participants' businesses. Such expenses include, but are not limited to: the Base Salary paid to Executive and any base salary paid to the Other Pool Participant, including, in each case, related payroll taxes, the Minimum Bonus Award payable to Executive, insurance and other benefits relating to either of the Pool Participants, including any profit-sharing contributions made on behalf of either of the Pool Participants, any benefits provided to Executive pursuant to Section 3(c) and any similar benefits provided to the Other Pool Participant; the cost of research and other services provided to Client Accounts; telephones; market data and quotation equipment and services; electronic and other office equipment; business travel and entertainment; clearance and settlement costs on transactions executed for Client Accounts, determined in accordance with the Company's practices; registration fees and expenses; and exchange and association membership dues and subscriptions."

         3. Section 4(d)(2) of the Employment Agreement is hereby deleted in its entirety and replaced by the following:

         "a payment equal to (i) the Minimum Bonus Award multiplied by a fraction, the numerator of which shall be the number of days elapsed in the fiscal year to the date of such termination and the denominator of which shall be 365, and (ii) the Bonus Formula calculated as if the fiscal year of the Company ended on the date of such termination."

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         4. Capitalized terms used herein and not otherwise defined shall have the same meanings given them in the Employment Agreement.

         5. Except as expressly modified herein, the Employment Agreement shall remain in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.

                                       HOENIG & CO., INC.


                                       By: /s/ Fredric P. Sapirstein
                                          --------------------------------------

                                       Title:  CEO
                                             -----------------------------------

     /s/  Max H. Levine
-----------------------------------
          MAX H. LEVINE

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